Exhibit 99.1

Contact: Drew Babin, CFA, CMA Senior Managing Director of Corporate Communications Medical Properties Trust, Inc. (646) 884-9809 dbabin@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS

Per Share Net Income of $0.34 and Normalized FFO of $0.47 in Fourth Quarter

Robust Double-Digit Growth in Full-Year Net Income, NFFO and AFFO per Share

$3.9 Billion of Investments Completed in 2021

Birmingham, AL – February 3, 2022 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) today announced financial and operating results for the fourth quarter and full-year ended December 31, 2021, as well as certain events occurring subsequent to quarter end.

•

Net income of $0.34 and Normalized Funds from Operations (“NFFO”) of $0.47 for the 2021 fourth quarter and net income of $1.11 and NFFO of $1.75 for the full-year 2021, all on a per diluted share basis;

•

Acquired in early December for an incremental investment of approximately €46 million the 50% interest formerly owned by MPT’s joint venture partner in a general acute hospital operated by IMED Hospitales in Valencia, Spain;

•

Completed in December the previously announced $135 million sale of Capital Medical Center in Olympia, WA, as well as $46 million of other property dispositions, for an aggregate real estate gain of nearly $44 million;

•

Commenced in the fourth quarter the construction of a replacement hospital for Steward Health Care System’s (“Steward”) Wadley Regional Medical Center in Texarkana, TX for a total expected investment of roughly $169 million;

•	Agreed in February to sell a 99-bed general acute care hospital in Dodge City, Kansas for $63 million;

•

Previously announced partnership transaction with Macquarie Infrastructure Partners V (“MIP V”) related to eight Steward-operated hospitals in Massachusetts expected to close by the end of the first quarter;

•	Previously announced lease agreement with HCA Healthcare for five Utah hospitals currently operated by Steward expected to close in the first half of 2022; and

•	Hospital tenants uniformly reporting continued strong operating and financial performance.

“2021 was truly a signature year for MPT, made possible through the tenacity, dedication, and foresight of our people and the innovative culture we have built which are all evidenced in so many of our accomplishments,” said Edward K. Aldag, Jr., Chairman, President, and Chief Executive Officer. “We achieved far broader recognition of our U.S. hospitals as essential community infrastructure after nearly 20 years of acting on that core belief, made new investments in hospitals in urban Los Angeles and South Florida where our operators are making important new investments to raise the bar for patient care, and established crucial footholds in the accelerating inpatient behavioral hospital segment.”

Mr. Aldag continued, “We enter 2022 with tremendous confidence in our operators, expected transactions that will result in our most diversified portfolio ever, a robust pipeline of new opportunities, and an expanding array of attractive funding options.”

Included in the financial tables accompanying this press release is information about the Company’s assets and liabilities, net income, and reconciliations of net income to NFFO, all on a basis comparable to 2020 results, and reconciliations of total assets to total pro forma gross assets and total revenues to total adjusted revenues.

PORTFOLIO UPDATE

During and subsequent to the fourth quarter, MPT continued to execute on its expansive growth pipeline while considering several funding options that are expected to achieve accretive spreads while normalizing leverage.

MPT invested €46 million in the fourth quarter to acquire its partner’s interest in IMED Valencia at a yield enhanced by MPT’s internalization of management responsibilities. The facility is a state-of-the-art private hospital in Valencia, Spain for which MPT made an initial unconsolidated investment in September of 2015. The role of private hospital operators is expanding throughout Spain, and MPT is excited to increase its presence.

Also in the fourth quarter, construction began on a replacement hospital for Steward’s existing Wadley Medical Center in Texarkana, TX, a facility in which MPT has no investment interest. MPT’s total investment in the new facility is anticipated to be $169 million, and construction is expected to be completed in 2024. The state-of-the-art, approximately 120-bed facility will be located at a separate location from Steward’s existing hospital in downtown Texarkana and will significantly expand the array of services provided to the community.

In the fourth quarter, MPT completed the previously announced sale of Capital Medical Center in Olympia, WA for $135 million, solidifying both a mid-teens internal rate of return and a real estate gain of roughly $33 million. The Company also sold one inpatient rehabilitation property in Fort Lauderdale and five vacant freestanding emergency department facilities for combined proceeds of $46 million and an aggregate real estate gain of approximately $11 million.

In addition, MPT agreed in February to sell Western Plains Medical Complex in Dodge City, KS, operated by LifePoint Health, for approximately $63 million and expects to recognize a real estate gain in excess of $7 million.

The Company has total pro forma gross assets of approximately $22.3 billion, including $16.2 billion in general acute care hospitals, $2.6 billion in behavioral health facilities, $2.1 billion in inpatient rehabilitation hospitals, $0.3 billion in long-term acute care hospitals, and $0.3 billion in freestanding emergency room and urgent care properties. MPT’s portfolio, pro forma for the transactions described herein, includes roughly 440 properties and 46,000 licensed beds across the United States and in Germany, the United Kingdom, Switzerland, Italy, Spain, Portugal, Australia, and Colombia. The properties are leased to or mortgaged by 53 hospital operating companies. MPT continues to work with existing and new operators in the U.S. and abroad on numerous opportunities.

OPERATING RESULTS AND OUTLOOK

Net income for the fourth quarter and year ended December 31, 2021 was $207 million ($0.34 per diluted share) and $656 million ($1.11 per diluted share), respectively, compared to $110 million ($0.20 per diluted share) and $431 million ($0.81 per diluted share) in the year earlier periods.

NFFO for the fourth quarter and year ended December 31, 2021 was $279 million ($0.47 per diluted share) and $1,036 million ($1.75 per diluted share), respectively, compared to $220 million ($0.41 per diluted share) and $831 million ($1.57 per diluted share) in the year earlier periods.

Based on year-to-date transactions, along with an assumed capital structure pro forma for the completion of the partnership with Macquarie and other additional debt or equity transactions (resulting in a net debt to EBITDA ratio of approximately 6.0 times), MPT expects an annual run-rate of $1.16 to $1.20 per diluted share for net income and $1.81 to $1.85 per diluted share for NFFO.

Included in the annual run-rate estimate, but not fully included in the actual results for the fourth quarter, are the impact of CPI-based rent escalators, timing adjustments related to investment and capital markets transactions closed during and/or subsequent to the quarter, the impact of MPT’s binding agreement to execute the partnership with MIP V, and the aggregate future earnings contribution from hospitals under development and various expansion projects where rent has not yet commenced.

These estimates do not include the effects, among others, of unexpected real estate operating costs, changes in accounting pronouncements, litigation costs, debt refinancing costs, acquisition costs, currency exchange rate movements, changes in income tax rates, interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions. Moreover, these estimates do not provide for the impact on MPT or its tenants and borrowers from the global COVID-19 pandemic. These estimates may change if the Company acquires or sells assets in amounts that are different from estimates, market interest rates change, debt is refinanced, new shares are issued, additional debt is incurred, other operating expenses vary, income from equity investments vary from expectations, or existing leases or loans do not perform in accordance with their terms.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast for Thursday, February 3, 2022 at 11:00 a.m. Eastern Time to present the Company’s financial and operating results for the quarter and year ended December 31, 2021. The dial-in numbers for the conference call are 844-535-3969 (U.S. and Canada) and 409-937-8903 (International); both numbers require passcode 2415467. The conference call will also be available via webcast in the Investor Relations section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available beginning shortly after the call’s completion. The telephone replay will be available through February 17, 2022 using dial-in numbers 855-859-2056 and 404-537-3406 for U.S. and International callers, respectively, and passcode 2415467. The webcast replay will be available for one year following the call’s completion on the Investor Relations section of the company’s website.

The Company’s supplemental information package for the current period will also be available on the Company’s website in the Investor Relations section.

The Company uses, and intends to continue to use, the Investor Relations page of its website, which can be found at www.medicalpropertiestrust.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the Investor Relations page, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a self-advised real estate investment trust formed in 2003 to acquire and develop net-leased hospital facilities. From its inception in Birmingham, Alabama, the Company has grown to become one of the world’s largest owners of hospitals with roughly 440 facilities and 46,000 licensed beds (on a pro forma basis) in nine countries and across four continents. MPT’s financing model facilitates acquisitions and recapitalizations and allows operators of hospitals to unlock the value of their real estate assets to fund facility improvements, technology upgrades and other investments in operations. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “estimate”, “target”, “anticipate”, “believe”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding our strategies, objectives, future expansion and development activities, and expected financial performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results or future events to differ materially from those expressed in or underlying such forward-looking statements, including, but not limited to: (i) the economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including governmental assistance to hospitals and healthcare providers, including certain of our tenants; (ii) the ability of our tenants, operators and borrowers to satisfy their obligations under their respective contractual arrangements with us, especially as a result of the adverse economic impact of the COVID-19 pandemic, and government regulation of hospitals and healthcare providers in connection with same (as further detailed in our Current Report on Form 8-K filed with the SEC on April 8, 2020); (iii) our expectations regarding annual run-rate net income and NFFO per share; (iv) our success in implementing our business strategy and our ability to identify, underwrite, finance, consummate and integrate acquisitions and investments; (v) the nature and extent of our current and future competition; (vi) macroeconomic conditions, such as a disruption of or lack of access to the capital markets or movements in currency exchange rates; (vii) our ability to obtain debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and pay down, refinance, restructure or extend our indebtedness as it becomes due; (viii) increases in our borrowing costs as a result of changes in interest rates and other factors, including the potential phasing out of LIBOR (ix) international, national and local economic, real estate and other market conditions, which may negatively impact, among other things, the financial condition of our tenants, lenders and institutions that hold our cash balances, and may expose us to increased risks of default by these parties; (x) factors affecting the real estate industry generally or the healthcare real estate industry in particular; (xi) our ability to maintain our status as a REIT for federal and state income tax purposes; (xii) federal and state healthcare and other regulatory requirements, as well as those in the foreign jurisdictions where we own properties; (xiii) the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis; (xiv) the ability of our tenants and operators to comply with applicable laws, rules and regulations in the operation of the our properties, to deliver high-quality services, to attract and retain qualified personnel and to attract patients; (xv) potential environmental contingencies and other liabilities; (xvi) the risk that the Steward Massachusetts partnership transaction and unrelated property sales, loan repayments, and other capital recycling transactions do not occur; and (xvii) the risk that the sale by Steward of its Utah operations to HCA does not occur.

The risks described above are not exhaustive and additional factors could adversely affect our business and financial performance, including the risk factors discussed under the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and as updated in our quarterly reports on Form 10-Q. Forward-looking statements are inherently uncertain and actual performance or outcomes may vary materially from any forward-looking statements and the assumptions on which those statements are based. Readers are cautioned to not place undue reliance on forward-looking statements as predictions of future events. We disclaim any responsibility to update such forward-looking statements, which speak only as of the date on which they were made.

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MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands, except for per share data)

	December 31, 2021	December 31, 2020
Assets	(Unaudited)	(A)
Real estate assets
Land, buildings and improvements, intangible lease assets, and other	$14,062,722	$12,078,927
Investment in financing leases	2,053,327	2,010,922
Real estate held for sale	1,096,505	—
Mortgage loans	213,211	248,080

Gross investment in real estate assets	17,425,765	14,337,929
Accumulated depreciation and amortization	(993,100)	(833,529)

Net investment in real estate assets	16,432,665	13,504,400
Cash and cash equivalents	459,227	549,884
Interest and rent receivables	56,229	46,208
Straight-line rent receivables	728,522	490,462
Equity investments	1,181,025	1,123,623
Other loans	1,328,653	858,368
Other assets	333,480	256,069

Total Assets	$20,519,801	$16,829,014

Liabilities and Equity
Liabilities
Debt, net	$11,282,770	$8,865,458
Accounts payable and accrued expenses	607,792	438,750
Deferred revenue	25,563	36,177
Obligations to tenants and other lease liabilities	158,005	144,772

Total Liabilities	12,074,130	9,485,157
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 750,000 shares; issued and outstanding - 596,814 shares at December 31, 2021 and 541,419 shares at December 31, 2020	597	541
Additional paid-in capital	8,564,786	7,461,503
Distributions in excess of net income	(87,691)	(71,411)
Accumulated other comprehensive loss	(36,727)	(51,324)
Treasury shares, at cost	(777)	(777)

Total Medical Properties Trust, Inc. Stockholders’ Equity	8,440,188	7,338,532
Non-controlling interests	5,483	5,325

Total Equity	8,445,671	7,343,857

Total Liabilities and Equity	$20,519,801	$16,829,014

(A)	Financials have been derived from the prior year audited financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Revenues
Rent billed	$259,517	$203,034	$931,942	$741,311
Straight-line rent	66,458	55,184	241,433	158,881
Income from financing leases	50,701	49,081	202,599	206,550
Interest and other income	32,657	26,507	168,695	142,496

Total revenues	409,333	333,806	1,544,669	1,249,238
Expenses
Interest	93,984	85,190	367,393	328,728
Real estate depreciation and amortization	84,199	72,196	321,249	264,245
Property-related (A)	7,833	5,712	39,098	24,890
General and administrative	38,326	34,542	145,638	131,663

Total expenses	224,342	197,640	873,378	749,526
Other income (expense)
Gain (loss) on sale of real estate	43,575	(130)	52,471	(2,833)
Real estate impairment charges	—	—	—	(19,006)
Earnings from equity interests	6,855	5,154	28,488	20,417
Debt refinancing and unutilized financing costs	(25,311)	(27,569)	(27,650)	(28,180)
Other (including mark-to-market adjustments on equity securities)	1,541	2,717	6,288	(6,782)

Total other income (expense)	26,660	(19,828)	59,597	(36,384)

Income before income tax	211,651	116,338	730,888	463,328
Income tax expense	(4,807)	(6,232)	(73,948)	(31,056)

Net income	206,844	110,106	656,940	432,272
Net income attributable to non-controlling interests	(308)	(222)	(919)	(822)

Net income attributable to MPT common stockholders	$206,536	$109,884	$656,021	$431,450

Earnings per common share—basic and diluted:
Net income attributable to MPT common stockholders	$0.34	$0.20	$1.11	$0.81

Weighted average shares outstanding—basic	596,395	537,003	588,817	529,239
Weighted average shares outstanding—diluted	596,665	538,351	590,139	530,461
Dividends declared per common share	$0.28	$0.27	$1.12	$1.08

(A)  Includes $4.8 million and $2.9 million of ground lease and other expenses (such as property taxes and insurance) paid directly by us and reimbursed by our tenants for the three months ended December 31, 2021 and 2020, respectively, and $27.9 million and $13.8 million of such expenses for the twelve months ended December 31, 2021 and 2020, respectively.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Funds From Operations

(Unaudited)

(Amounts in thousands, except for per share data)	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
FFO information:
Net income attributable to MPT common stockholders	$206,536	$109,884	$656,021	$431,450
Participating securities’ share in earnings	(1,073)	(719)	(2,161)	(2,105)

Net income, less participating securities’ share in earnings	$205,463	$109,165	$653,860	$429,345
Depreciation and amortization	97,510	83,327	374,599	306,493
(Gain) loss on sale of real estate	(43,575)	130	(52,471)	2,833
Real estate impairment charges	—	—	—	19,006

Funds from operations	$259,398	$192,622	$975,988	$757,677
Write-off (recovery) of straight-line rent and other	(670)	(683)	(2,271)	26,415
Non-cash fair value adjustments	(5,430)	612	(8,193)	9,642
Tax rate and other changes	—	(366)	42,746	9,295
Debt refinancing and unutilized financing costs	25,311	27,569	27,650	28,180

Normalized funds from operations	$278,609	$219,754	$1,035,920	$831,209
Share-based compensation	13,520	12,554	52,110	47,154
Debt costs amortization	4,968	3,548	17,661	13,937
Rent deferral, net	557	1,267	2,755	(11,393)
Straight-line rent revenue and other	(81,909)	(71,659)	(297,078)	(238,687)

Adjusted funds from operations	$215,745	$165,464	$811,368	$642,220

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.34	$0.20	$1.11	$0.81
Depreciation and amortization	0.16	0.16	0.63	0.57
(Gain) loss on sale of real estate	(0.07)	—	(0.09)	0.01
Real estate impairment charges	—	—	—	0.04

Funds from operations	$0.43	$0.36	$1.65	$1.43
Write-off (recovery) of straight-line rent and other	—	—	—	0.05
Non-cash fair value adjustments	(0.01)	—	(0.01)	0.02
Tax rate and other changes	—	—	0.07	0.02
Debt refinancing and unutilized financing costs	0.05	0.05	0.04	0.05

Normalized funds from operations	$0.47	$0.41	$1.75	$1.57
Share-based compensation	0.02	0.02	0.09	0.09
Debt costs amortization	0.01	0.01	0.03	0.02
Rent deferral, net	—	—	—	(0.02)
Straight-line rent revenue and other	(0.14)	(0.13)	(0.50)	(0.45)

Adjusted funds from operations	$0.36	$0.31	$1.37	$1.21

Notes:

(A) Certain line items above (such as depreciation and amortization) include our share of such income/expense from unconsolidated joint ventures. These amounts are included with the activity of all of our equity interests in the “Earnings from equity interests” line on the consolidated statements of income.

(B) Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or Nareit, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the Nareit definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts. We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our results of operations or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

We calculate adjusted funds from operations, or AFFO, by subtracting from or adding to normalized FFO (i) non-cash revenue, (ii) non-cash share-based compensation expense, and (iii) amortization of deferred financing costs. AFFO is an operating measurement that we use to analyze our results of operations based on the receipt, rather than the accrual, of our rental revenue and on certain other adjustments. We believe that this is an important measurement because our leases generally have significant contractual escalations of base rents and therefore result in recognition of rental income that is not collected until future periods, and costs that are deferred or are non-cash charges. Our calculation of AFFO may not be comparable to AFFO or similarly titled measures reported by other REITs. AFFO should not be considered as an alternative to net income (calculated pursuant to GAAP) as an indicator of our results of operations or to cash flow from operating activities (calculated pursuant to GAAP) as an indicator of our liquidity.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Annual Run-Rate Guidance Reconciliation

(Unaudited)

	Annual Run-Rate Guidance - Per Share(1)
	Low	High
Net income attributable to MPT common stockholders	$1.16	$1.20
Participating securities’ share in earnings	—	—

Net income, less participating securities’ share in earnings	$1.16	$1.20
Depreciation and amortization	0.65	0.65

Funds from operations	$1.81	$1.85
Other adjustments	—	—

Normalized funds from operations	$1.81	$1.85

(1)

The guidance is based on current expectations and actual results or future events may differ materially from those expressed in this table, which is a forward-looking statement within the meaning of the federal securities laws. Please refer to the forward-looking statement included in this press release and our filings with the Securities and Exchange Commission for a discussion of risk factors that affect our performance.

Total Pro Forma Gross Assets

(Unaudited)

(Amounts in thousands)	December 31, 2021	December 31, 2020
Total Assets	$20,519,801	$16,829,014
Add:
Real estate commitments on new investments(1)	—	1,901,087
Unfunded amounts on development deals and commenced capital improvement projects(2)	480,132	166,258
Accumulated depreciation and amortization	993,100	833,529
Incremental gross assets of our joint ventures and other(3)	1,713,603	1,287,077
Less:
Cash used for funding the transactions above(4)	(1,377,299)	(587,384)

Total Pro Forma Gross Assets(5)	$22,329,337	$20,429,581

(1)	The 2020 column reflects investments made in 2021, including the acquisition of 35 facilities in the United Kingdom on January 19, 2021.
(2)

Includes $163.6 million and $65.5 million of unfunded amounts on ongoing development projects and $316.5 million and $100.8 million of unfunded amounts on capital improvement projects, as of December 31, 2021 and December 31, 2020, respectively.

(3)	Adjustment to reflect our share of our joint ventures’ gross assets.
(4)	Includes cash available on-hand plus cash generated from activities subsequent to period-end including loan repayments or dispositions, if any.
(5)

Total pro forma gross assets is total assets before accumulated depreciation/amortization and assumes all real estate commitments on new investments and unfunded amounts on development deals and commenced capital improvement projects are fully funded using cash on hand (if available). We believe pro forma total gross assets is useful to investors as it provides a more current view of our portfolio and allows for a better understanding of our concentration levels as our commitments close and our other commitments are fully funded.

Adjusted Revenues

(Unaudited)

(Amounts in thousands)	For the Three Months Ended December 31, 2021
Total Revenues	$409,333
Revenue from real estate properties owned through joint venture arrangements	32,594

Total Adjusted Revenues(1)	$441,927

(1)

Adjusted revenues are total revenues adjusted for our pro rata portion of similar revenues in our real estate joint venture arrangements. We believe adjusted revenue is useful to investors as it provides a more complete view of revenue across all of our investments and allows for better understanding of our revenue concentration.